CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post Effective Amendment to the Registration Statement on Form N-1A of Northern Lights Variable Trust regarding the Prospectus and Statement of Additional Information of BCM Decathlon Conservative Portfolio, BCM Decathlon Moderate Portfolio and BCM Decathlon Aggressive Portfolio, each a series of the Northern Lights Variable Trust.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

April 26, 2012